EXHIBIT 10.13

Equity Transfer Agreement

Summary English Translation

Transferor: Changchun Yongxin Dirui Medical Co., Ltd. (“Party A”)
Address: 2152 Nan Huan  Rd., Nan Guan District, Changchun, Jilin Province, People’s Republic of China
Legal Representative: Yongxin Liu
Title: President

Transferee: Shi Wei Sun (“Party B”)

            Jilin Dingjian Natural & Health Products Co., Ltd. (the “Company”) was incorporated in the city of Changchun, Jilin Province, on May 15, 2007. The Company was jointly invested by Party A and Jianwei Chen, an individual, with a total registered capital of RMB One Million, among which Party A contributed RMB 900,000 and thereby owns 90% of all shares of the Company. As of November 30, 2009, the Company has an accumulated loss of RMB 1,320,000 and a net asset of RMB 320,000. Party A agrees to transfer to Party B and Party B agrees to accept all shares of Jilin Dingjian Natural & Health Products Co., Ltd. owned by Party A. The board of directors of both parties have given consent to the share transfer and Party A agrees to waive its right of first refusal as resolved by its board meeting and shareholder meeting.  Pursuant to the Corporate Law of the People’s Republic of China and the Contract Law of the People’s Republic of China, the parties hereby enter into the following agreement:

I.	Party A agrees to transfer to Party B and Party B agrees to accept all shares of the Company owned by Party A.

II.	Share Transfer
1.	Party A shall transfer all of its 90% ownership of the Company to Party B.
2.	Upon the execution of this Agreement, Party B shall become the 90% owner of the Company.
3.	The parties shall work together to change the Company’s business registration with the authority of business registration within 30 business days after the execution date.
4.
Party A shall hand over the Company to Party B’s management and operation within 2 days after the change of business registration is completed.  At the same time, Party A shall deliver all of the Company’s assets, corporate seals, properties and documentations related to the Company’s technology, business, financial matter and property to Party B.

III. Party A shall guarantee that Party A has the full rights on the shares of the Company to be transferred to Party B and such shares are free from any pledge, litigation, arbitration, seal or  claim; otherwise, Party A shall bear all monetary and legal responsibilities incurred therefrom.

IV. Division of Rights and Liabilities
1.	After the share transfer, Party B shall be entitled to the profit, risk and loss of the Company in proportion to its ownership of the Company’s shares.
2.	Party B can claim damage from Party A if Party B is rendered subject to any debt incurred before the share transfer as a result of Party A’s failure to notify Party B of such debt.
3.	Before the share transfer is complete, Party A shall be subject to any debt incurred before the share transfer unless agreed otherwise in this Agreement.

V. Breach of Agreement
1.	Upon the execution of this Agreement, any party shall be liable under the law and this Agreement if the party breaches the terms and conditions of the Agreement.
2.
If Party B is unable to complete the change of business registration or the transfer of business, or to realize the purpose under this Agreement due to the fault of Party A, Party A shall compensate Party B for all damages and losses.

3.	Party A shall keep confidential any information on the Company’s customer, business and trade secrets that Party A has obtained and shall not disclose to any third party or use for its own benefit.

VI. Amendment or Cancellation of the Agreement
The parties may amend or cancel the Agreement through consultation between both parties. The amendment or cancellation must be made by executing an amendment agreement or cancelation agreement by both parties.

VII. Fees
Party B shall pay all the fees and expenses generated in the process of share transfer, such as fees for notary, capital assessment, auditing and change of business registration.

VIII. Change of Business Registration
Party B shall process and pay for the change of business registration of the Company. Party A shall assist Party B with the change of business registration.

IX. Resolution of Dispute
Any dispute arising from the Agreement shall be resolved by consultation between both parties. If no resolution can be reached through consultation, any party may bring lawsuit in a court with proper jurisdiction.

X. Effectiveness
This Agreement shall become effective upon execution by both parties.

XI. This Agreements is executed in four duplicates. Each party holds one duplicate. The other duplicates shall be filed with appropriate government authority or be submitted for inspection.

Transferor: Changchun Yongxin Dirui Medical Co., Ltd. (stamp)

Transferee: Shi Wei Sun (signature)

November 21, 2009